                                                       EXHIBIT 10.1.27


                        [Petroleos Mexicanos Letterhead]



25 October 2000



JOHN DOHERTY
Beacon Power
Woborn, MA 01801



PEMEX is very interested in your proposal to use Beacon Flywheel Systems to support our energy storage needs. As we told you previously, we will require that this equipment be tested and certified by the Instituto Mexicano Del Petroleo before we could use it. If this equipment is certified, it would be our intention to use this system for communications and remote pipeline monitoring and control. This use will require a minimum of 300 to 500 systems for the initial install and additional systems as we expand the use.

                               Attention

                       /s/ Jose Montero Gonzalez

                       ING. JOSE MONTERO GONZALEZ
                            Director General